X-RITE, INCORPORATED
3100 44TH Street, S.W.
Grandville, Michigan 49418

Notice of Annual Meeting To Be Held May 20, 2002

        The Annual Meeting of Shareholders of X-Rite, Incorporated will be held at Western Michigan University Conference Center, 200 Ionia Avenue, S.W., Grand Rapids, Michigan, on Monday, May 20, 2002, at 4:30 p.m., for the following purposes:

1.	To elect three directors as set forth in the accompanying Proxy Statement.
2.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

        Shareholders of record as of the close of business on March 29, 2002, are entitled to notice of, and to vote at the meeting. Whether or not you expect to be present at this meeting, you are requested to sign, date, and promptly return the accompanying Proxy in the enclosed, self-addressed envelope. If you attend the meeting and wish to vote in person, you may withdraw your Proxy.

By Order of the Board of Directors /s/ Duane F. Kluting Secretary

April 9, 2002
Grandville, Michigan

X-RITE, INCORPORATED
3100 44TH Street, S.W.
Grandville, Michigan 49418

PROXY STATEMENT
April 9, 2002

Solicitation of Proxies

        This Proxy Statement is furnished to the shareholders of X-Rite, Incorporated on or about April 9, 2002, in connection with the solicitation by the Board of Directors of the Company of Proxies to be used at the Annual Meeting of Shareholders. The meeting will be held on Monday, May 20, 2002, at 4:30 p.m. at the Western Michigan University Conference Center, 200 Ionia Avenue, S.W., Grand Rapids, Michigan.

        Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of a Proxy allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The Proxy Card accompanying this Proxy Statement is to be used for such purpose.

        If the enclosed Proxy Card is properly executed and returned to the Company, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders or at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of the directors listed as nominees named in the Proxy, and at the discretion of the Proxy voters on any other matters voted upon at the meeting. A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a subsequent Proxy, or (3) attending the meeting and voting in person.

        The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies at an estimated cost of $4,800, plus expenses. In addition, brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners and obtaining their Proxies.

Voting Securities and Record Date

        March 29, 2002, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date 20,200,166 shares of the Company’s common stock, par value $.10 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date.

Election of Directors

        The Company’s Articles of Incorporation specify that the Board of Directors shall consist of at least six (6), but not more than nine (9) members, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors at seven (7). The Articles also specify that the Board of Directors be divided into three classes, with the directors of the classes to hold office for staggered terms of three (3) years each. The Board of Directors has nominated Stanley W. Cheff, James A. Knister and John E. Utley for election as directors to three-year terms expiring in 2005.

        Unless otherwise specifically directed by a marking on a shareholder’s Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. If any of these nominees becomes unavailable, which is not now anticipated, the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Directors are elected by a plurality of the votes cast by shareholders under Michigan law. Accordingly, the nominees receiving the most affirmative votes cast will be elected, regardless of the number of votes received. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise will not have a bearing on the outcome of the election. Votes will be counted by Inspectors of Election appointed by the presiding officer at the meeting.

        The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

        The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors.

Names, (Ages), Positions and Backgrounds of Nominees	Service as a Director

Nominees for Terms to Expire in 2005

Stanley W. Cheff (60) is Chairman of the Board of Wolverine
Director since 1996 Building Group, a construction firm head-quartered in Grand Chairman of Nominating & Resource Rapids, Michigan. Previously, Mr. Cheff served as President Committee, Chairman of Audit Committee and and Chief Executive Officer of Wolverine Building Group, Member of the Compensation Committee holding that position for more than five years.	Director since 1996 Chairman of Nominating & Resource Committee, Chairman of Audit Committee and Member of the Compensation Committee

James A. Knister (64) served in several senior manage-
ment positions for more than five years, including Chief Financial Officer, for Donnelly Corporation until his retirement in 1999. Donnelly Corporation is a manufacturer of glass related products for the automotive and electronics industries, headquartered in Holland, Michigan. Mr. Knister is a manager and member of XR Ventures, LLC.	Director since 1996 Member of the Nominating & Resource Committee and Audit Committee

John E. Utley (61) retired in 1999 as Acting Deputy President Director Since 2000 of Lucas Varity Automotive. Lucas Varity was headquartered Chairman of the Board of Directors in London,
England prior to being sold to TRW, Inc. Prior to Ex-officio member
of all Board Committees that, he served in several senior management positions for more than five years, including Senior Vice President Strategic Marketing for Varity Corporation and served as Chairman of the Board of both Kelsey Hayes Co. and Walbro Corporation.	Director Since 2000 Chairman of the Board of Directors Ex-officio member of all Board Committees

Directors Whose Terms Expire in 2003

Richard E. Cook (56) is the CEO of X-Rite, Incorporated and
has held that position since 2000. For the period 1998 to 2000, he was President and COO of X-Rite, Incorporated. Previously, he was the President of Cascade Engineering, a developer and producer
of plastic mold injection technology headquartered in Grand Rapids, Michigan, and he held that position for more than five years.	Director since 1997

Rufus S. Teesdale (81) has been retired for more than five years.
Prior to retirement he was a Partner in Loan Services and Systems,
a software supplier to financial institutions, in Glen Ellyn, Illinois.	Director since 1958 Member of the Audit Committee

Names, (Ages), Positions and Backgrounds of Nominees	Service as a Director

Directors Whose Terms Expire in 2004

Dr. Peter M. Banks (64) retired in 2000 from ERIM International, Inc., a high technology research and development defense systems company headquartered in Ann Arbor, Michigan, following it's purchase by the Veridian Corporation of Washington, D.C. He continues with Veridian as a part-time consultant. From 1995 to 1999 he held the position of President, Chief Executive Officer and Chairman of the Board of ERIM International Inc. Prior to 1995, Dr. Banks served as the Dean of the College of Engineering at the University of Michigan. He is a manager and member of XR Ventures, LLC. He serves as a director of Tecumseh Products, Inc.	Director since 1998 Member of the Nominating & Resource Committee and Compensation Committee

Ronald A. VandenBerg (62) is a general business consultant. He
served in several senior management positions for more than five years, including Senior Vice President at Donnelly Corporation until his retirement in 1999. Donnelly Corporation is a manufacturer of glass related products for the automotive and electronics industries, headquartered in Holland, Michigan.	Director since 1989 Chairman of the Compensation Committee

         The Company has an Audit Committee. This Committee met on three (3) occasions during the fiscal year ended December 29, 2001. A report from this Committee appears infra under the caption Report of the Audit Committee.

        The Company has a Compensation Committee that makes recommendations to the Board of Directors regarding annual remuneration of the Company’s executive officers, and which is responsible for administering the Company’s various incentive plans involving the Company’s common stock. This Committee met on five (5) occasions during the fiscal year ended December 29, 2001. A report from this Committee appears infra under the caption Report on Executive Compensation.

        The Company has a Nominating & Resource Committee that is responsible for overseeing executive career development and succession, Board of Directors development and recommending to the Board annually a slate of nominees for election as directors to be submitted to the shareholders of the Company at the Annual Meeting. The Committee is also responsible for recommending nominees to fill vacancies that may occur at other times. The Committee will consider persons suggested as nominees by shareholders, and suggestions should be sent to the Nominating Committee c/o the Company’s Secretary at its headquarters. This Committee met on five (5) occasions during the fiscal year ended, December 29, 2001.

        The Board of Directors met six (6) times during the past fiscal year, and all directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings of committees on which they served.

Securities Ownership of Management

        The following table contains information regarding ownership of the Company’s common stock by each director and nominee for election as a director, each executive officer named in the tables under the caption Executive Compensation, and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table and represents the Company’s understanding of circumstances in existence as of March 1, 2002.

                                          Amount and Nature of Ownership

---------------------------------------------------------------------------------------------------------------------
                                                   Shares
Name and Address of                          Beneficially               Exercisable                    Percent of
Beneficial Owner                                Owned (1)                Options(2)          Total      Class (4)
---------------------------------------------------------------------------------------------------------------------
Joan Mariani Andrew                                23,968                    90,000        113,968          *

Dr. Peter M. Banks                                  1,000                    40,000         41,000          *

Bernard J. Berg                                    30,566                   115,000        145,566          *

Stanley W. Cheff                                    3,000                    60,000         63,000          *

Richard E. Cook                                    66,510                    82,500        149,010          *

Duane F. Kluting                                   52,695  (3)              107,000        159,695          *

James A. Knister                                    2,000                    60,000         62,000          *

Jeffrey L. Smolinski                               22,743                    95,000        117,743          *

Rufus S. Teesdale                               1,358,367                    70,000      1,428,367         6.6
3152 E. Gatehouse, S.E.
Grand Rapids, MI 49546

John E. Utley                                       1,000                    20,000         21,000          *

Ronald A. VandenBerg                                8,666                    90,000         98,666          *

All Directors and Executive
Officers as a Group                             1,574,720                   846,000      2,420,720        11.1
(13 persons)
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*Less than one percent

(1)	Except as disclosed in the footnotes below, each person named in the table has sole voting and investment power with respect to the issued shares listed in this column.

(2)	This column reflects shares subject to options exercisable within 60 days.

(3)	Includes 20,000 shares issued to a trust established by Mr. Kluting's wife, and he disclaims beneficial ownership of those 20,000 shares.

(4)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to rule 13d-3.

Securities Ownership of Certain Beneficial Owners

The following table contains information regarding ownership of the Company's common stock by persons or entities beneficially owning more than five percent (5%) of the Company's common stock, other than the director as previously disclosed. The content of this table is based upon information contained in Schedules 13G furnished to the Company and represents the Company's understanding of circumstances in existence as of March 1, 2002. The individuals listed on this table are founders and former directors of the Company, with the exception of Putnam Investments, Inc.

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Name and Address of                                Amount and Nature                         Percent of
Beneficial Owner                                of Beneficial Ownership                      Class (3)
--------------------------------------------------------------------------------------------------------------
Putnam Investments, Inc.                                2,758,735                               12.7
One Post Office Square
Boston, MA 02109

Lawrence E. Fleming                                     1,511,500  (1)                           7.0
6200 Hall Street, S.E.
Grand Rapids, MI 49546

Ted Thompson                                            1,675,800  (2)                           7.7
1980 76th Street, SW
Byron Center, MI  49315

(1)	Includes 30,000 shares subject to options exercisable within 60 days, and 500,000 shares issued to a trust established by Mr. Fleming's wife, and he disclaims beneficial ownership of those 500,000 shares.

(2)	Includes 147,500 shares subject to options exercisable within 60 days, and includes 160,000 shares issued to a trust established by Mr. Thompson's wife, and he disclaims beneficial ownership of those 160,000 shares.

(3)	The percentages are calculated on the basis of the number of outstanding shares of common stock plus common stock deemed outstanding pursuant to rule 13d-3.

Executive Compensation

         The following table contains information regarding compensation paid by the Company with respect to each of the last three fiscal years to its chief executive officer and to the four other most highly compensated executive officers.

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                                                Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------------
                                                                                   Long Term
                                                                                  Compensation
                                                                       -------------------------------
                                                    Annual                 Restricted      Securities
                                                  Compensation               Stock         Underlying    All Other
                                               ----------------------       Award(s)        Options     Compensation
                                Year           Salary          Bonus       ($)(1)(2)          (#)          ($)(3)
                                                  ($)         ($)(1)
------------------------------------------------------------------------------------------------------------------------
Richard E. Cook                 2001           328,308              -               -         20,000         4,988
  President and Chief           2000           308,846              -         184,914         17,500         3,652
  Executive Officer             1999           250,000         50,013          77,175         17,500         4,455

Bernard J. Berg                 2001           200,000              -               -         15,000         5,154
  Senior Vice President         2000           197,153         27,211          41,332         15,000         5,154
  Engineering                   1999           187,000         51,129          17,500         15,000         7,290

Duane F. Kluting                2001           205,000              -               -         15,000         3,978
  Vice President                2000           198,269              -          77,318         15,000         3,978
  Chief Financial Officer       1999           185,000         31,415          40,180         15,000         4,559

Joan Mariani Andrew             2001           190,000              -               -         15,000         3,213
  Vice President                2000           181,538              -          62,550         15,000         3,213
  Sales & Marketing             1999           180,000         29,195          39,025         15,000         3,286

Jeffrey L. Smolinski            2001           185,000              -               -         15,000         3,213
  Vice President                2000           180,000              -          64,488         15,000         3,151
  Operations                    1999           155,000         24,427          34,318         15,000         3,020

(1)	Bonuses paid to the executive officers of the parent company may be converted into common stock of the Company, at the election of the executive, pursuant to the Company’s Cash Bonus Conversion Plan. Bonuses are converted at a discount of 50 percent from the market value of the stock at the time the bonus is determined, but the shares received are subject to certain restrictions on transfer and risks of forfeiture. Bonuses shown are net of such conversions and restricted stock awards shown above are the result of such bonus conversions.

(2)	The values shown in this column represent the aggregate market value at the date of grant for shares of restricted stock acquired pursuant to the Company’s Cash Bonus Conversion Plan, net of purchase price paid. Restrictions lapse as to 20 percent of the shares six months after grant and as to 20 percent on each of the first four anniversaries of the grant date, or as to all shares in the event of death, disability, retirement, or change in control of the Company. Dividends are paid on these shares to the same extent paid on the Company’s common stock generally. Restricted shares held at the close of the Company’s fiscal year were Mr. Berg 13,930 shares, Ms. Andrew 22,200 shares, Mr. Cook 62,652 shares, Mr. Smolinski 21,778 shares, and Mr. Kluting 26,613 shares. Corresponding market values net of purchase price paid as of that same date were Mr. Berg $66,713, Ms. Andrew $102,962, Mr. Cook $286,905, Mr. Smolinski $100,261, and Mr. Kluting $122,209.

(3)	These amounts represent "matching" contributions by the Company pursuant to its 401(k) Plan and annual premiums for term life insurance attributable to each named executive officer.

           The following table contains information regarding stock options granted to the named executive officers during the preceding fiscal year.

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                                               Option Grants in Last Fiscal Year
-------------------------------------------------------------------------------------------------------------------------
                                                                      Individual
                                                                        Grants
                                              Percent of Options       Exercise                           Grant Date
                                Options           Granted to             Price         Expiration       Present Value
                              Granted (1)        All Employees         ($/sh)(2)          Date              ($)(3)
-------------------------------------------------------------------------------------------------------------------------
Richard E. Cook                   20,000            10.2                 7.563           1/17/11            72,000

Bernard J. Berg                   15,000            7.6                  7.563           1/17/11            54,000

Duane F. Kluting                  15,000            7.6                  7.563           1/17/11            54,000

Joan Mariani Andrew               15,000            7.6                  7.563           1/17/11            54,000

Jeffrey L. Smolinski              15,000            7.6                  7.563           1/17/11            54,000
-------------------------------------------------------------------------------------------------------------------------
(1)	Options become exercisable one year after the date of grant.

(2)	The exercise price equals the prevailing market price of the Company's stock on the date of grant. The price may be paid in cash or by the surrender of outstanding shares.

(3)	Present value calculated under the Black-Scholes Valuation Model, assuming a risk-free rate of return of 4.87 percent, 0.87 percent dividend yield, 52 percent volatility, and exercise in 5 years. This model is an alternative suggested by the Securities and Exchange Commission, and the Company neither endorses this particular model nor necessarily agrees with the method for valuing options. The future performance of the Company and the price of its shares will ultimately determine the value of these options.

           The following table contains information regarding the exercise of options during the preceding fiscal year by the named executive officers, as well as unexercised options held by them at fiscal year-end.

--------------------------------------------------------------------------------------------------------------------------

                             Aggregated Option Exercises in Last Fiscal Year and Year-end Values

--------------------------------------------------------------------------------------------------------------------------
                                                            Number of Securities
                               Shares                      Underlying Unexercised             Value of Unexercised
                            Acquired on      Value            Options at Fiscal             In-the-Money Options at
                            Exercise(#)    Realized             Year-End (#)                  Fiscal Year-End ($)
                                              ($)       ----------------------------     ---------------------------------
                                                        Exercisable    Unexercisable     Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------------

Richard E. Cook                  -             -           62,500         20,000            52,850        18,940

Bernard J. Berg                12,000       32,902        100,000         15,000            45,300        14,205

Duane F. Kluting                 -             -          112,000         15,000            74,875        14,205

Joan Mariani Andrew              -             -           75,000         15,000            24,390        14,205

Jeffrey L. Smolinski             -             -           80,000         15,000            45,300        14,205
--------------------------------------------------------------------------------------------------------------------------

Report on Executive Compensation

        The Compensation Committee is currently comprised of three (3) members, and all members are outside directors; i.e., none is an employee of the Company. The Committee provides an ongoing review of the executive compensation program to ensure it is structured and administered to support the Company’s goals and strategy. The Committee makes recommendations to the Board of Directors with respect to all executive compensation except for the award of stock-based incentives, which are the exclusive prerogative of the Committee.

        The Compensation policies established for executive officers are designed to assure the Company’s ability to attract, motivate, and retain competent and dedicated senior management. In constructing and applying these policies, a conscious effort is made to identify and evaluate the executive compensation programs for comparable employers, considering such factors as geographic and industry influences, relative sizes, growth stages, and market capitalizations. With the assistance of a consulting firm, the Committee has established a peer group of corporations that it uses for compensation comparison purposes.

        In general, compensation packages for executive officers are composed of three elements: base salary, annual bonus, and stock-based incentives. Base salary for an executive is determined by the executive’s responsibility and the Company’s need to be competitive in the market for executive services. Bonus compensation is based on achievement of corporate goals. Stock-based incentives are intended to strengthen the alignment of interests between shareholders and senior management and to address long-term performance. The Company believes that stock ownership by management is of critical importance to the ongoing success of the Company.

        In the early part of 2001, the Compensation Committee reviewed the annual salary plan with the Chief Executive Officer for all other executive officers, and made such adjustments as the Committee thought appropriate, based upon salary survey data for comparable employers, economic conditions in general, and individual evaluations by the Chief Executive Officer. Annual salary for the Chief Executive Officer was reviewed independently by the Committee and adjusted based upon the same considerations for other executive salaries, plus input from the Nominating and Resource Committee and its evaluation on his performance as corporate leader.

        At the same time, the Committee established an annual bonus program for fiscal 2001 that is applicable to all executive officers of the parent Company. The program has three components. One component is based on individual performance as determined by the Compensation Committee, in conjunction with the Chief Executive Officer with respect to other officers. A second component is based upon Company-wide economic performance defined to be roughly the return on average assets. The third component is based on increased sales where performance is measured against prior year sales. Based on these factors, the Company did not pay any bonus to the most highly compensated executive officers for the most recent fiscal year. Prior years’ bonuses are reported in the Summary Compensation Table contained in this Proxy Statement.

        The Committee also awarded stock options to six (6) officers during 2001 under the Employee Stock Option Plan, including the grants to the named executives detailed in the foregoing table captioned Option Grants in Last Fiscal Year. The options awarded to the executives, other than the Chief Executive Officer, were awarded based upon recommendations from the Chief Executive Officer, taking into account for each executive his or her contribution to success in prior periods by achieving agreed upon goals, and his or her ability and willingness to influence success in the future by striving to achieve individual and corporate goals. The Chief Executive Officer was awarded an option based primarily on the Committee’s judgment that it is in the best interest of shareholders to provide incentive for the Chief Executive Officer in the form of stock options, in an amount that is appropriate relative to the options granted other executives, considering their abilities to influence corporate performance.

Compensation Committee Ronald A. VandenBerg, Chairman Stanley W. Cheff Dr. Peter M. Banks

Stock Performance Graph

        The following graph depicts the cumulative total return on the Company’s common stock compared to the cumulative total return on the indices for NASDAQ Stock Market (U.S. and foreign) and NASDAQ nonfinancial stocks. The graph assumes an investment of $100 on the last trading day of 1996, and reinvestment of dividends in all cases.

Comparison of Five-Year Cumulative Total Returns
Performance Report for
X-Rite, Incorporated

Other Arrangements

        The Company has not adopted any long-term incentive plan or any defined benefit or actuarial plan, as those terms are defined in the applicable regulations promulgated by the Securities and Exchange Commission.

        Effective as of a change in control of the Company, the Company has made available to its executive officers contracts assuring them of continued employment for a period of three years. In the event of a change in control and the executive's employment is terminated by the Company during the three-year employment term without good cause, either actually or constructively, the executive is entitled to receive continued compensation and employee benefits for the remainder of the term.

        CEO Cook has an Employment Agreement with the Company ending May 31, 2002, renewable annually thereafter for successive one-year periods unless terminated by either party as of the end of any renewal term. During its term, either party may terminate the Agreement for specified reasons. Mr. Cook is entitled to receive cash compensation for a minimum of twelve months and certain perquisites for the unexpired portion of the then current term if his employment is terminated for any reason other than death, disability, voluntary quit, or discharge for good cause. Mr. Cook is obligated not to compete with the Company or solicit its employees for a period of two years after termination of his employment. Mr. Cook's Agreement has been coordinated with the above-described change in control arrangement in the event a change in control of the Company occurs.

        President Ferrara has an Employment Agreement with the Company for an initial term of three years, ending June 30, 2004, renewable annually thereafter for successive one-year periods unless terminated by either party as of the end of the initial term or any renewal term. During its continuation, either party may terminate the Agreement for specified reasons. Mr. Ferrara is entitled to receive cash compensation for a minimum of six months and certain perquisites for the unexpired portion of the then current term if his employment is terminated for any reason other than death, disability, voluntary quit, or discharge for good cause. Mr. Ferrara is obligated not to compete with the Company or solicit its employees for a period of two years after termination of his employment. Mr. Ferrara's Agreement has been coordinated with the above-described change in control arrangement in the event a change in control of the Company occurs.

        Members of the Company’s Board of Directors received an annual retainer of $13,000 ($30,000 for chairperson), plus a meeting fee of $750 ($1,500 for chairpersons) for each meeting of the Board or a committee attended. In addition, each nonemployee director immediately following each Annual Meeting of Shareholders is entitled to receive an option to purchase 10,000 shares of the Company’s common stock at a price per share equal to the fair market value on the previous day. Each option has a term of ten years.

        At the time former Chairman Ted Thompson retired from his position as the Company's Chief Executive Officer and retired from day-to-day management of the Company's affairs, the Company entered into an agreement with Mr. Thompson for the purpose of defining an ongoing relationship with the Company. In addition to specifying his responsibilities, compensation, and benefits, the agreement provides for compen-sation and insurance benefits for a period of five years after conclusion of his service as Chairman. At the time Mr. Thompson retired as Chairman of the Company, an amendment to that agreement was entered into providing Mr. Thompson certain health benefits in lieu of certain compensation. Mr. Thompson is obligated not to compete with the Company for a period ending two years after termination of the agreement.

        Directors who have served three or more terms (nine years) are eligible to become Directors Emeritus at such time as they no longer hold the position of a director of the Company, if elected to that position by the Board of Directors. Directors Emeritus are entitled to attend meetings of the Board, but they may not vote, and they are entitled to receive the directors’ annual retainer, but no meeting fees. Director Emeritus status lasts for a period equal to the length of service as a director or until any earlier resignation or death.

Report of the Audit Committee

        The Audit Committee is currently comprised of three members. Two of the three members are "independent" within the meaning of the regulatory requirements applicable to the Company. The rules of the National Association of Securities Dealers applicable to the Company by virtue of its NASDAQ listing provide that audit committees be comprised solely of "independent directors," except where the Board of Directors determines that service by an individual who is not "independent" is in the best interest of the corporation and its shareholders. James A. Knister has been appointed to the Audit Committee by the Board even though he does not meet the definition of "independent director" due to his being one of the members and managers of XR Ventures, LLC, an affiliate of the Company. At the time of Mr. Knister's appointment to the Audit Committee, there were only seven incumbent directors, and it was the judgment of the Board that Mr. Knister should serve on the Audit Committee in light of the relative backgrounds and experiences of other eligible directors and their obligations for service on other Board committees.

        Mr. Knister previously served as Chairman of the Company's Audit Committee, and he was instrumental in the drafting of the Audit Committee's Charter, under which the Audit Committee operates since it was made effective November 18, 1999. In addition, Mr. Knister has occupied the position of Chief Financial Officer of a publicly held company, and he has had extensive experience with the types of issues important to audit committees. In light of his experience, both within and outside the Company's Board of Directors, the Board has determined that his service on the Audit Committee would be in the best interest of the Company and its shareholders. In order to assure Mr. Knister's independence while acting in this capacity as a member of the Audit Committee, he has suggested, and the Board has determined, that he will not participate in Audit Committee activities, if any, that relate to XR Ventures, LLC.

        Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible to monitor and review these processes. The Audit Committee does not conduct auditing or accounting reviews or procedures, and members may not be experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the U.S. and on the representations of the auditors included in their report on the Company's financial statements. The Audit Committee's oversight does not provide us with an independent basis to determine that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company's independent accountants are in fact "independent."

         The following is a report of the Audit Committee to the Company's Board of Directors with respect to the most recently ended fiscal year.

To the Board of Directors:

         We have reviewed and discussed with management the Company's audited financial statements as of, and for the year ended December 29, 2001.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with the independent auditors the independent auditors’ independence.

        Based upon the reviews and discussions referred to above, we recommend to the Board of Directors that the referenced financial statements be included in the Company's Annual Report on Form 10-K with respect to the most recently ended fiscal year.

Audit Committee Stanley W. Cheff, Chairman Rufus S. Teesdale James A. Knister

Relationship With Independent Public Accountants

        The consolidated financial statements of the Company and its subsidiaries for the year ended December 29, 2001, have been audited by Arthur Andersen LLP, independent public accountants, and the Board of Directors has selected Arthur Andersen LLP to serve as the Company’s independent accountants for the year ending December 28, 2002. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

        Aggregate fees billed to the Company for the fiscal year ended December 29, 2001, by the Company’s principal accounting firm, Arthur Andersen LLP, were $241,000 in Audit Fees, $0 for Financial Information System Design and Implementation Fees, and an additional $78,000 for all other fees.

        The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

         XR Ventures, LLC is a joint venture between the Company and Peter M. Banks and James A. Knister. The main focus of XR Ventures is to find, acquire, develop, and operate interests in businesses or technologies important to the growth of new markets for the Company. Dr. Banks and Mr. Knister are responsible for the day-to-day operations of XR Ventures with input from Richard E. Cook, the Company's Chief Executive Officer. The Company funds acquisitions made by XR Ventures and in exchange receives its investment back in full before any distributions are made. In addition, the Company receives 80 percent of the gains on investments less any success fee payable to Dr. Banks and Mr. Knister. In exchange for their role in XR Ventures, Dr. Banks and Mr. Knister receive 20 percent of the gains on investments plus a success fee depending on the level of gains, which can be as low as zero, but can never exceed 6.67 percent of the gains. The Company reached the XR Ventures arrangement with Dr. Banks and Mr. Knister through arms-length negotiation, in which the Company was represented by it regular counsel and Dr. Banks and Mr. Knister were represented by separate counsel.

Shareholder Proposals – Annual Meeting

Any proposal of a shareholder intended to be presented at the 2003 Annual Meeting of the Shareholders of the Company must be received by the Company at its headquarters, 3100 44th Street, S.W., Grandville, Michigan 49418, no later than December 10, 2002, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, regardless of whether the proposal is to be included in the Company’s proxy materials. A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Retrieval Section of the Commission.

Miscellaneous

        The Company’s Annual Report to Shareholders including financial statements, as well as the Company’s annual report on Form 10-K, is being mailed to shareholders with this Proxy Statement.

        Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in the Proxy.

SHAREHOLDERS ARE URGED TO PROMPTLY DATE, SIGN, AND RETURN
THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors /s/ Duane F. Kluting Secretary

April 9, 2002
Grandville, Michigan